Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 6, 2008 accompanying the financial statements of SCOLR Pharma, Inc. appearing in the 2007 Annual Report of SCOLR Pharma, Inc. to its shareholders for the year ended December 31, 2007 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Seattle, Washington
November 14, 2008